Exhibit 4.8

Contract Number: Hainan Information Valley (Contract) ZH Rental Agreement No. [2023]-D012

House Leasing Contract

Lessor: Hainan Zhongguancun Information Valley Technology Service Co., Ltd.

Lessee: REIT Technology Development Co., Ltd.

Date: December 27, 2023

House Leasing Contract

Lessor (Party A): Hainan Zhongguancun Information Valley Technology Service Co., Ltd.

Legal Representative: Du Xiangpu

Mailing Address: No. 25, Central Street, Yaohao City Plaza, No. 1 Haoyuan Road, Nanhai Avenue, Jinyu Sub-district, Longhua District, Haikou City, Hainan Province

Email: [*****]

Contact Person: [*****]

Contact Number: [*****]

Lessee (Party B): REIT Technology Development Co., Ltd.

Legal Representative: Li Xuanyu

Mailing Address: A-301, East Area of Hainan Zhongguancun Information Valley, No. 49 Nanhai Avenue, Jinyu Sub-district, Longhua District, Haikou City, Hainan Province

Email: [*****]

Contact Person: [*****]

Contact Number: [*****]

Both Party A and Party B confirm that the above addresses and contact information are the sole means for both parties to fulfill relevant notification and assistance obligations, and any materials related to the contract performance delivered to the above addresses shall be deemed as delivered to both parties. After the delivery of the premises, if Party A posts notices or other materials in a conspicuous location of the leased premises of Party B, it shall also be deemed as having been delivered.

If any party changes its communication address or method during the performance of the contract, it is obligated to notify the other party in writing within seven days from the date of change. If any party fails to fulfill the notification obligation as agreed above, any relevant correspondence sent or couriered by the other party to the original address or contact information (whether actually delivered or returned) shall be deemed as having been delivered, and the risks and consequences arising therefrom shall be borne by the party that failed to fulfill the notification obligation.

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, and on the basis of equality, voluntariness, and consensus through consultation, Party A and Party B have reached the following agreement on the leasing matters of “REIT Technology Development Co., Ltd.” for mutual compliance:

Article 1 Basic Information of the Premises

1.1 Party A shall lease to Party B the premises located at A-301, Yaohao City Plaza, No. 1 Haoyuan Road, Nanhai Avenue, Jinyu Sub-district, Longhua District, Haikou City, Zhongguancun Information Valley Innovation Center (hereinafter referred to as the “Leased Premises”).

1.2 The purpose of leasing the premises is: The business scope of Party B leasing the above-mentioned premises includes: Manufacturing of special environmental protection equipment; sales of special environmental protection equipment; manufacturing of cement products; sales of cement products; ecological restoration and ecological protection services; sales of ecological environment materials; water pollution control; engineering management services; research and development of new materials; research and development of waste building material recycling technology; sewage treatment and recycling; general equipment manufacturing (excluding special equipment manufacturing); sales of electronic products; sales of calculator equipment; sales of molds; manufacturing of soil and site restoration equipment, etc.

1.3 The leased area of the premises is calculated as 464.44 square meters based on the floor area (interior floor area/gross floor area).

1.4 Party A shall deliver the premises in its current state and promises to have legal possession, use, and income rights for the leased premises and the right to lease them out.

Article 2 Verification of Identity

2.1 Party A shall present to Party B a genuine and valid identity certificate such as a business license.

2.2 Party B shall present to Party A a genuine and valid identity certificate such as a business license.

Article 3 Lease Term

3.1 The lease term of the leased premises shall be from December 27, 2023 to December 26, 2026.

3.2 Upon expiration of the lease term, Party A has the right to take back the leased premises. If Party B intends to renew the lease, it shall submit a written lease renewal application to Party A three months prior to the expiration date (i.e., if the contract expires on December 26, the application should be submitted before September 26). After receiving the above-mentioned written lease renewal application, Party A shall decide whether to renew the contract with Party B based on comprehensive consideration of Party B’s development status and payment credit during the lease term of this contract.

3.3 If Party B fails to submit a written lease renewal application three months prior to the expiration date, or if Party B submits an application but is considered unsuitable for continuing to lease the premises after comprehensive consideration of Party B’s development status and payment credit during the lease term of this contract, Party A shall refuse to renew the contract with Party B. In such a case, within three months before the expiration of the lease term, Party A has the right to carry out various tasks for re-leasing, including but not limited to conducting necessary inspections and repairs, and Party B shall cooperate with these tasks.

Article 4 Rent

4.1 Rental Payment and Standards by Party B

From December 27, 2023, to December 26, 2024, the daily rent per square meter is set at 2.67 yuan. Consequently, the daily rent amount is RMB 1,240.05 yuan (in words: one thousand two hundred and forty yuan and five cents). With a lease term of 366 days, the total rent amount is RMB 453,858.30 yuan (in words: four hundred and fifty-three thousand eight hundred and fifty-eight yuan and thirty cents). Among this, the rent excluding taxes is RMB 416,383.76 yuan (in words: four hundred and sixteen thousand three hundred and eighty-three yuan and seventy-six cents), and the tax amount is RMB 37,474.54 yuan (in words: thirty-seven thousand four hundred and seventy-four yuan and fifty-four cents).

For the periods from December 27, 2024, to December 26, 2025, and from December 27, 2025, to December 26, 2026, the daily rent rate, daily rent amount, lease term, total rent amount, rent excluding taxes, and taxes remain the same as mentioned above.

During the entire lease term, Party B shall pay a total rent of RMB 1,359,094.80 yuan (in words: one million three hundred and fifty-nine thousand ninety-four yuan and eighty cents). Of this, the rent excluding taxes is RMB 1,246,875.96 yuan (in words: one million two hundred and forty-six thousand eight hundred and seventy-five yuan and ninety-six cents), and the tax amount is RMB 112,218.84 yuan (in words: one hundred and twelve thousand two hundred and eighteen yuan and eighty-four cents).

Other Provisions:

All rent prices are inclusive of taxes. The lease term refers to the date on which rent is officially calculated and collected after deducting the rent-free period. The rent calculation method is: daily rent rate multiplied by the leased area multiplied by the actual lease days (based on the number of days in the Gregorian calendar year).

During the rent-free period, Party B is not required to pay rent but must cover any property management, water, electricity, and other related expenses. Taxes incurred during the rent-free period shall be borne by Party B. If there are any adjustments to national tax rates, the tax amounts will be recalculated based on the latest data.

4.2 Payment of Rent

The rent payment cycle is set at half-year intervals. Party B shall pay the next rent installment to Party A 30 days before the start of each half-year period. Party A shall issue a VAT invoice to Party B within 0 working days after receiving the rent, with a possible delay due to legal holidays. If the payment due date falls on a weekend or a national holiday, it shall be postponed to the next working day. The initial rent (for the period from December 27, 2023, to June 26, 2024) is RMB 226,929.15 yuan (in words: two hundred and twenty-six thousand nine hundred and twenty-nine yuan and fifteen cents), which Party B must pay before XX/20/2024. (Quarterly, half-yearly, and annual references refer to the Gregorian calendar’s quarters, half-years, and years.)

4.3 Unless otherwise agreed by both Party A and Party B, Party B shall, within the payment period specified in this contract and in accordance with the requirements of this contract, remit the due payments to the following bank account designated by Party A and fax a copy of the remittance voucher to Party A. The payment time for Party B shall be the time when the full amount of such payments is received by the account number designated by Party A.

Account Name: Hainan Zhongguancun Information Valley Technology Service Co., Ltd.

Bank Name: [*****]

Account Number: [*****]

In case of any change to the above-mentioned bank account of Party A, Party A shall send a written notice to Party B within 3 days from the date of the change. The change shall take effect for Party B upon the receipt of the written notice. If Party A fails to timely notify Party B of the account change, Party B shall not be responsible for any delayed payment.

4.4 Rental Discount Policies and Conditions:

Party B shall enjoy the corresponding rental discount policies upon fulfilling the following conditions:

4.4.1 Rental Discount Conditions for the Period from December 27, 2023, to December 26, 2024:

If the total annual operating revenue of Party B and its affiliated companies - Hainan REIT Mingde Investment Holding Co., Ltd., Hainan Yile Vehicle Networking Technology Research Institute Co., Ltd., and Hainan Fangyuyuan United Logistics Co., Ltd. - reaches RMB 200 million, with the corresponding tax payment location being Longhua District, Haikou City, Party A shall provide Party B with a rent-free period of 183 days from June 27, 2024, to December 26, 2024, with a rent-free amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents). If the total annual operating revenue of Party B and its affiliated companies fails to meet the above standard during the aforementioned period, Party B shall pay Party A an additional amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents). The payment date for the additional amount shall be subject to Party A’s written notice. Furthermore, the rent payment method for this year is stipulated as follows:

For the 183-day period from December 27, 2023, to June 26, 2024, the rent amount is RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents). Party B shall pay this amount before December 27, 2023. If the assessment is not met, upon Party A’s written notice specifying the date for Party B to pay the rent from June 27, 2024, to December 26, 2024, Party B shall make the payment on time. Any overdue payment shall be considered a breach of contract.

If Party B fails to meet the above-mentioned assessment conditions, no further assessments shall be conducted, and Party B shall not enjoy the rental discount policies stipulated in Articles 4.4.2 and 4.4.3 of this agreement. Instead, Party B shall pay the rent according to the normal rent standard stipulated in Article 4.1 of this agreement (rent standard is RMB 2.67 per square meter per day).

4.4.2 Rental Discount Conditions for the Period from December 27, 2024, to December 26, 2025, after Party B Meets the Assessment Criteria in 4.4.1 and Enjoys the Rent-Free Policy:

After Party B meets the assessment criteria in 4.4.1 and enjoys the rent-free policy, Party A agrees to the following rent discount conditions for the period from December 27, 2024, to December 26, 2025:

Party B shall pay Party A the rent for the 182-day period from December 27, 2024, to June 26, 2025, in the amount of RMB 225,689.10 (in words: Two Hundred Twenty-Five Thousand Six Hundred Eighty-Nine Yuan and Ten Cents) before December 27, 2024. If the total annual operating revenue of Party B and its affiliated companies - Hainan REIT Mingde Investment Holding Co., Ltd., Hainan Yile Vehicle Networking Technology Research Institute Co., Ltd., and Hainan Fangyuyuan United Logistics Co., Ltd. - reaches RMB 300 million during this period, and the tax payment locations are all in Longhua District, Haikou City, Party A shall provide Party B with a rent-free period of 183 days from June 27, 2025, to December 26, 2025, with a rent-free amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents). If the total revenue of Party B and its affiliated companies fails to reach the aforementioned revenue amount, regardless of the difference, Party B shall pay the rent differential for the current year based on the standard without enjoying this rent discount policy (calculation method: full rent amount stipulated in Article 4.1 of this agreement minus the rent already paid) in the amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents).

If Party B fails to meet the above-mentioned assessment conditions, no further assessments shall be conducted, and Party B shall not enjoy the rent discount policy stipulated in Article 4.4.3 of this agreement. Instead, Party B shall pay the rent according to the normal rent standard stipulated in Article 4.1 of this agreement (rent standard is RMB 2.67 per square meter per day).

4.4.3 Rental Discount Conditions for the Period from December 27, 2025, to December 26, 2026, after Party B Meets the Assessment Criteria in 4.4.1 and 4.4.2 and Enjoys the Rent-Free Policy:

After Party B meets the assessment criteria in 4.4.1 and 4.4.2 and enjoys the rent-free policy, Party A agrees to the following discount conditions for the period from December 27, 2025, to December 26, 2026:

Party B shall pay Party A the rent for the 182-day period from December 27, 2025, to June 26, 2026, in the amount of RMB 225,689.10 (in words: Two Hundred Twenty-Five Thousand Six Hundred Eighty-Nine Yuan and Ten Cents) before December 27, 2025. If the total annual operating revenue of Party B and its affiliated companies - Hainan REIT Mingde Investment Holding Co., Ltd., Hainan Yile Vehicle Networking Technology Research Institute Co., Ltd., and Hainan Fangyuyuan United Logistics Co., Ltd. - reaches RMB 400 million during this period, and the tax payment locations are all in Longhua District, Haikou City, Party A shall provide Party B with a rent-free period of 183 days from June 27, 2026, to December 26, 2026, with a rent-free amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents). If the total revenue of Party B and its affiliated companies fails to meet the aforementioned revenue conditions, Party B shall pay the rent differential for the current year based on the standard without enjoying this rent discount policy (calculation method: full rent amount stipulated in Article 4.1 of this agreement minus the rent already paid) in the amount of RMB 226,929.15 (in words: Two Hundred Twenty-Six Thousand Nine Hundred Twenty-Nine Yuan and Fifteen Cents).

During the rent-free period, Party B is not required to pay rent but shall pay for any incurred property management fees, water, electricity, and other related expenses. Taxes and fees resulting from the rent-free period shall be borne by Party B. If there are any adjustments to national tax rates, the tax amount will be recalculated based on the latest data.

4.4.4 Audit and Recognition of Party B’s Annual Total Operating Revenue:

The audit and recognition of Party B’s annual total operating revenue shall be based on the operating revenue, tax-exclusive sales revenue data in the VAT tax return, or operating revenue in the corporate income tax return stated in the audit report or accounting statements provided by Party B during the contract period. Party B is required to provide the following documents:

1. Monthly (or quarterly) “Tax Return Forms” and “Tax Payment Certificates”;

2.Quarterly advance corporate income tax return forms and annual corporate income tax settlement and payment return forms. All the above documents must be stamped with the company’s official seal.

When Party B has been in residence for a full year, if Party B cannot provide annual total operating revenue data within one month upon Party A’s request, Party A will assess Party B’s annual total operating revenue data in Longhua District, Haikou City, through other means (including but not limited to using the reasonable data already provided by Party B or applying to authorized departments for investigation), and it shall be deemed that Party B agrees with the assessment results. If Party B fails to provide the data within two months after the end of the full year, and Party A is unable to obtain Party B’s annual total operating revenue data within the same two-month period, Party A shall have the right to charge rent fees based on the normal standard rent price of RMB 2.67 per square meter per day.

4.4.5 Submission of Annual Revenue Reports by Party B:

Party B shall provide Party A with a written report on the annual total operating revenue of itself and the aforementioned affiliated companies in the sixth and twelfth months of each year from the date of signing this agreement, stating the total operating revenue amounts for the six-month and twelve-month periods since the signing of this agreement. This is to facilitate Party A’s timely understanding of Party B’s business operations after occupancy. If Party B fails to provide the written report promptly and still refuses to provide it after Party A’s request, Party A has the right to terminate this agreement and reclaim the premises. Party B shall pay Party A the rent for the actual occupancy period at the normal standard rent price of RMB 2.67 per square meter per day. The deposit paid by Party B shall be forfeited as a penalty, and any actual losses shall be borne by Party B.

4.4.6 Recognition of Business Registration Address and Affiliated Companies:

Upon Party A’s approval, from the date when Party B changes its business registration address to the leased premises specified in this contract, Party B’s operating revenue may be included in the unified assessment of Party B’s annual total operating revenue. Additionally, as Party B declares that the other three companies are affiliated companies, Party B shall provide relevant affiliation proof and applications. One of the affiliated companies must provide Party A with a commitment letter stating that it will participate in the rent discount assessment under Article 4.4 of this contract along with Party B. Furthermore, the affiliated companies’ tax payment locations during the contract period should be in Longhua District, Haikou City; otherwise, Party A has the right to refuse to recognize them as affiliated companies for assessment purposes.

4.4.5 Note: All rent reductions mentioned in the above policies are inclusive of taxes.

Article 5 Property Service Fees

Payment of Property Service Fees: Party B must sign the “Property Service Agreement” with the property service company entrusted by Party A before entering the premises, complete all necessary procedures before entry, and pay the property service fees as agreed in the “Property Service Agreement.”

Article 6 Deposit

6.1 Within 7 days after the signing of this contract, Party B shall pay a deposit equivalent to 30 days’ rent, calculated at the daily rent rate of RMB 2.67 per square meter per day, to Party A. The total amount is RMB 37,201.50 (in words: Thirty-seven thousand two hundred and one yuan and fifty cents). Otherwise, Party A has the right to unilaterally terminate this contract unconditionally. After receiving the deposit from Party B, Party A shall issue a deposit receipt to Party B.

6.2 Upon termination of this contract, the deposit shall be used to offset any expenses that Party B is contractually obligated to bear. The remaining balance shall be returned to Party B without interest within 30 days after Party B returns the leased premises and fulfills all other contractual obligations. If otherwise stipulated in this contract, such stipulations shall prevail. Party B shall return the deposit receipt to Party A upon the refund.

6.3 During the lease term, if Party B defaults on rent payments or other fees, or causes damage to the leased premises, facilities, or other breaches of contract, Party A has the right to terminate this contract early and reclaim the leased premises. The deposit paid by Party B shall be forfeited as a penalty. Any outstanding rent payments, fees, or losses caused by damage to the leased premises or facilities shall be paid separately by Party B.

6.4 During the lease term, the deposit shall be kept by Party A, and Party A shall not be required to pay interest or any other compensation to Party B for holding the deposit. If Party B has registered its business at the leased premises, Party B shall change its business registration address to another location within one month after the natural expiration or early termination of this contract and submit the approval document from the relevant government authorities to Party A for record-keeping. After Party B completes the above tasks and relevant procedures, Party A shall handle the deposit settlement with Party B. If Party B fails to change its business registration address to another location within one month from the date of termination of this contract, Party A shall forfeit the deposit paid by Party B as a punitive penalty, and Party B shall not use the deposit to offset rent payments. Additionally, Party B shall be responsible for any liabilities and compensation (including but not limited to economic compensation) arising from the inability of new tenants to register their businesses at the leased premises due to the above reasons.

6.5 Party B shall not refuse to pay other due fees on the grounds that it has already paid the deposit to Party A.

Article 7 Other Expenses

During the lease term, all expenses incurred by Party B’s use of the leased premises, including but not limited to water fees, electricity fees, internet access fees and usage fees, air conditioning fees, etc., shall be borne by Party B. Specific details are stipulated in the property service contract.

Article 8 Delivery and Return of the Premises

8.1 Delivery of the Premises: The leased premises shall be delivered in its current state on the delivery date. After Party B pays the deposit, Party A shall issue an entry permit, and Party B shall proceed with the entry procedures at the property management company according to the “Property Service Agreement.” Based on the above, Party A shall deliver the premises to Party B, and Party B shall accept the premises after confirmation of their condition. If Party B fails to pay the deposit as agreed, Party A has the right to refuse to deliver the premises to Party B and shall not be held liable for breach of contract.

8.2 Return of the Premises:

8.2.1 Within 5 days after the expiration of the lease term or early termination of this contract, Party B shall return the leased premises (including all keys, door cards, etc.) to Party A.

8.2.2 When returning the premises, Party B shall restore the leased premises to the condition in which they were originally delivered to Party B by Party A (excluding reasonable natural wear and tear). Specifically, Party B shall dismantle and remove all furniture, decorations, and additions in the leased premises, and restore the leased premises to their original condition (excluding natural wear and tear) at its own expense, while repairing any damage caused by such dismantling and removal. Party B shall bear the costs incurred in removing any text, distinguishing marks, or signs installed by Party B or by Party A on behalf of Party B on the doors, walls, and windows within the leased premises. If Party B refuses or is unable to fulfill these responsibilities for any reason, Party A has the right to take back the leased premises, and Party B shall not prevent or interfere with Party A’s right to complete the restoration, dismantling, removal, and repair work without further notice to Party B. Party A may also move Party B’s items to a safe place approved by Party A for storage or disposal. All expenses incurred, including but not limited to relocation fees, cleaning fees, and storage fees, shall be borne solely by Party B.

8.2.3 With the consent of Party A, Party B may retain the interior decoration, fittings, and attachments within the leased premises, and Party A shall not be required to pay compensation or damages to Party B for the aforementioned retained items. Party B guarantees that the retained items and equipment can be used normally.

8.3 If Party B fails to return the leased premises within the stipulated time, Party A has the right to take any measures to exercise its ownership and right to use the leased premises. In such cases, any items or property left behind by Party B shall be deemed abandoned by Party B, and Party A has the right to dispose of them as it sees fit. Expenses incurred, including but not limited to removal fees and auction fees, shall be borne by Party B. If the proceeds obtained from the disposal are insufficient to cover the expenses payable by Party B, Party A has the right to pursue compensation from Party B.

Article 9 Maintenance of the Premises and Ancillary Facilities

9.1 Maintenance of the Premises and Ancillary Facilities: During the lease term, Party A shall ensure that the main structure of the leased premises and its ancillary facilities are in a suitable and safe condition. If Party B discovers any damage or malfunction in the leased premises or its ancillary facilities, it shall promptly notify Party A in writing for repairs. If Party B makes any modifications, relocations, or renovations to the premises or ancillary facilities, it shall be responsible for the maintenance of those parts. Party B has the right to entrust Party A with the maintenance work, but shall bear the corresponding costs.

9.2 Reasonable Use and Care: Party B shall use and care for the leased premises and its ancillary facilities reasonably. If any damage or malfunction occurs to the leased premises or its ancillary facilities due to unreasonable use by Party B (including but not limited to Party B’s employees or customers), Party B shall be responsible for repairs or compensation. If Party B refuses to conduct repairs or assume compensation responsibilities, Party A may conduct repairs on Party B’s behalf, and the costs shall be borne by Party B.

9.3 Maintenance and Storage of Renovations and Additions: Party B shall be responsible for maintaining and storing any equipment and facilities that it installs or adds after leasing the premises. Party B shall not be responsible for any wear and tear caused by the natural properties or reasonable use of the leased premises.

Article 10: Subletting

During the lease term of this contract, Party B shall not sublet or hand over the leased premises to any third party for use without the written permission of Party A. Upon discovery, Party A has the right to terminate the contract. The deposit paid by Party B shall be fully forfeited as a penalty and shall not be refunded.

Article 11: Rights and Obligations of Party A

11.1 Provision of Public Facilities: Party A shall provide the following public facilities: water supply and drainage, electricity supply, lighting (excluding lighting within the leased rooms of Party B), air conditioning, heating, telephone lines, public restroom facilities, fire safety equipment, security equipment, and other necessary facilities.

11.2 Non-Liability of Party A in the Following Situations:

11.2.1 If necessary internal maintenance or repairs are required, the property management company shall notify Party B in advance.

11.2.2 If water, electricity, or gas supply is interrupted due to the requirements of the government, municipal companies, power supply, water supply, or gas supply companies, the property management company shall promptly notify Party B.

11.2.3 If water, electricity, or gas supply is interrupted due to force majeure or other reasons not attributable to Party A, resulting in losses to Party B, Party A is not required to notify Party B in advance.

11.3. Reserved Rights of Party A:

11.3.1 Given that public facilities (such as drainage, electricity supply, air conditioning, heating, fire protection, communication pipelines, etc.) pass through the leased premises, Party A has the right to send personnel to enter the leased premises for inspection, repair, or renovation works, with prior notification to Party B and with the cooperation of Party B’s staff, in the principle of minimizing the impact on Party B’s operations. In emergency situations such as fires or water leaks, Party A may enter the leased premises to conduct rescue operations, but shall notify Party B at the same time and submit a report afterwards.

11.3.2 Party A reserves the right to use the exterior walls and rooftops.

11.3.3 In the event that Party B breaches this contract and fails to fully compensate Party A for all losses, in addition to enjoying other rights stipulated in the contract, Party A shall have the right to further pursue compensation and legal liability from Party B based on the extent of its losses.

Article 12: Rights and Obligations of Party B

12.1 Party B must strictly abide by all property management regulations formulated by Party A or the property management company and conduct business activities in accordance with legal provisions. If Party B’s actions result in the sealing of the premises or penalties imposed on Party A by judicial or administrative departments, Party B shall bear the losses caused to Party A.

12.2 Party B shall not be responsible for wear and tear of the leased premises and their ancillary facilities (excluding those renovated or rebuilt by Party B) due to natural attributes or reasonable use.

12.3 Party B has the right to reasonably use public areas and facilities, but the property management company has the right to impose reasonable restrictions in accordance with the building regulations, which Party B must abide by and bear the reasonable usage costs.

12.4 Party B must pay rent, property service fees, utilities such as water, electricity, telephone, cable TV, and internet for the leased premises on time. Party B shall also pay all taxes and fees stipulated by China or the local authorities that are due during the lease term as the lessee, occupier, or user of the leased premises.

12.5 Without the written consent of Party A and the property management company, Party B shall not place any text, signage, or advertising materials on any part outside the leased floor. Party B shall place its signage in accordance with the instructions of Party A and the property management company. Party B shall not alter the structure of the building or the appearance of any part of it, nor shall it block any windows.

12.6 If the leased premises are damaged due to Party B’s reasons, Party B shall repair them within 5 working days after receiving a written maintenance notice from Party A or the property management company. The repair costs shall be borne by Party B. If Party B fails to make the repairs within this period, Party A or the property management company has the right to conduct the repairs, and Party B shall bear the costs incurred.

12.7 While enjoying the services due to the leased floor, Party B must strictly comply with the property management rules formulated by Party A and the property management company, including but not limited to the Property Management Convention, Client Handbook, and Renovation Guidelines. Party B’s commercial activities in the premises must comply with the laws, regulations, and other provisions of the People’s Republic of China and the local area.

12.8 If Party B intends to conduct renovation or modification works in the leased premises, it shall submit an application to Party A in advance, along with construction documents such as engineering drawings and qualification documents of the construction company. After Party A’s approval, Party B’s renovation or modification works shall be subject to the review and supervision of the property management company. Party B shall be responsible for handling the necessary procedures for the renovation or modification works and bearing all the costs incurred.

12.9 Without the written consent of the property management company, Party B shall not alter, add, or remove any equipment in the leased premises, nor shall it change the use of the leased premises without authorization.

12.10 Party B shall properly safeguard all property and important information in the leased premises and educate its employees to pay attention to personal safety. If there is any theft or personal injury caused by reasons not attributable to Party A, Party A shall not bear any legal responsibility for compensation.

12.11 Party B shall be responsible for the security, fire safety, and environmental hygiene of the leased area and accept the supervision, inspection, and guidance of the property management unit entrusted by Party A.

12.12 If any responsibilities arise from Party B’s illegal activities, Party B shall bear them. If such activities affect or cause losses to Party A, the deposit shall not be refunded, and Party A reserves the right to pursue compensation.

Article 13 Termination of the Contract

13.1 The Contract may be terminated upon mutual agreement between Party A and Party B.

13.2 In any of the following circumstances, the Contract shall be terminated, and neither Party A nor Party B shall be liable for breach of contract:

13.2.1 The property is lawfully included in the scope of demolition or other disposal due to urban construction needs.

13.2.2 The property is damaged, destroyed, or severely damaged due to force majeure such as earthquakes or fires.

13.3 If Party A fails to deliver the property to Party B within 60 days, Party A shall take remedial measures within 15 working days after receiving Party B’s written notice. If such remedial measures still fail to enable Party B to use the property for office purposes, Party B shall have the right to unilaterally terminate the Contract.

13.4 If Party B is in any of the following circumstances, Party A shall have the right to unilaterally terminate the Contract, recover the leased property without any compensation (including Party B’s renovation costs), and Party B shall vacate the property promptly as required by Party A. If Party B refuses or fails to cooperate in returning the property, Party A shall have the right to recover the property in accordance with Article 8.3:

13.4.1 Failure to pay or pay rent, deposit, property service fees, or other fees specified in Article 7 as agreed, with a delay of more than 15 days.

13.4.2 Unauthorized change in the use of the leased property.

13.4.3 Unauthorized demolition, alteration, or damage to the main structure of the property, or connection to the overall property facilities and safe gas system, drainage system, fire protection system, mechanical and electrical system.

13.4.4 Unauthorized subletting of the leased property to a third party, shared use with a third party, or handover to a third party for use.

13.4.5 Use of the leased property for illegal activities.

13.4.6 Party B violates the provisions of Article 15 of this Contract without changing the subject of the Contract.

13.4.7 Party B exceeds the use and business scope of the property as stipulated in Article 1.2 of this Contract.

13.4.8 Party B leaves the property vacant or fails to actually occupy it for office use for more than 6 months, and fails to improve after receiving Party A’s written notice.

13.4.9 Other acts that infringe upon the legitimate rights and interests of Party A.

13.5 Other circumstances stipulated in this Contract or provided by law, such as the Contract Law, that lead to the termination of this Contract.

Article 14: Liability for Breach of Contract

14.1 If Party A causes Party B to unilaterally terminate the contract due to any of the circumstances stipulated in Article 13.3 of this contract, Party A shall, in addition to returning the deposit and rent already paid by Party B, pay to Party B a penalty equivalent to one month’s rent of the current year’s rent standard.

14.2 If Party A fails to fulfill its maintenance obligations under this contract, resulting in personal or property losses to Party B, Party A shall bear the compensation liability.

14.3 During the lease term, if Party A intends to recover the property in advance, it shall notify Party B in writing 3 months before and pay a penalty to Party B according to the following standards: If the property is recovered in the first year, a penalty equivalent to 90 days’ rent based on the rent standard on the date of contract termination shall be paid. If the property is recovered in the second year, the same penalty shall be paid. If the property is recovered in the third year or beyond, the same penalty shall also be paid.

14.4 If Party B falls under any of the circumstances stipulated in Article 13.4 of this contract or fails to return the property in accordance with the regulations after the termination of the contract, Party B shall pay to Party A a penalty equivalent to three months’ rent of the current year’s rent standard. If Party B causes damage or loss to the property, public facilities, etc., it shall also bear additional compensation liability. If Party B enjoys a rent-free period or rent discount policy, it shall also pay the outstanding rent. The specific amount of rent discount is detailed in Article 4.

Article 14.5: Early Termination of Lease

During the lease term, Party B may terminate the lease early by giving Party A a written notice 3 months prior and paying a penalty to Party A according to the following standards: If the lease is terminated early within the first year, a penalty equivalent to 90 days’ rent based on the rent standard on the date of contract termination shall be paid. If the lease is terminated early within the second year, the same penalty shall be paid. If the lease is terminated early in the third year or beyond, the same penalty shall also be paid.

If Party B enjoys a rent-free period or other rent discount policies, it shall also pay the outstanding rent (including rent during the rent-free period). The specific amount of rent discount is detailed in Article 4. The aforementioned penalty and the difference in rent discount shall be deducted from the deposit paid by Party B. If there is any insufficiency, Party B shall pay separately. If there is any remaining balance, it shall be paid after Party B completes all lease termination procedures.

Article 14.6: Delay in Payment

If Party B fails to pay the rent, deposit, or any other fees that should be borne by Party B under this contract as stipulated, Party B shall pay a late fee to Party A at a rate of 0.3% of the outstanding amount for each day of delay. Party B undertakes that if the payment is delayed for ten days, Party A has the right to suspend services to Party B, and any losses or impacts arising therefrom shall be borne by Party B until all outstanding rent and deposit have been fully paid.

Article 14.7: Delay in Delivery of the Premises

If Party A fails to deliver the premises as agreed in this contract, Party A shall pay a penalty to Party B at a rate of 0.3% of the monthly rent based on the rent standard of the current year for each day of delay.

Article 14.8: Expenses Arising from Litigation

Any reasonable legal fees, litigation costs, preservation fees, and other expenses incurred by either party due to the fault of the other party shall be borne by the faulty party.

Article 15: Agreement on Change of Registered Address of Contract Parties

Within 15 working days after the signing of the contract, Party B shall change its registered address or the address of its newly registered company and tax relations to the address of the leased premises. If the change is not made, the business income generated before the registered address is changed to the address of the leased premises shall not be considered as the business income stipulated in Article 4.4 of this contract.

Article 16: Dispute Resolution

Any disputes arising under this contract may be resolved through consultation between the two parties. If no resolution can be reached through consultation, either party has the right to file a lawsuit in the people’s court located in the jurisdiction where the leased premises are situated.

Article 17: Supplementary Provisions

17.1 Both Party A and Party B shall ensure that all contents of Article 4 of this contract remain confidential and shall not disclose them to any third party, except as required by mandatory provisions of law.

17.2 Unless otherwise specified in this contract, the term “day” or “days” in this contract refers to “calendar days” rather than “working days”.

17.3 This contract shall become legally binding upon being stamped by both parties. This contract is made in four counterparts, with Party A holding two copies and Party B holding two copies, all of which shall have equal legal effect.

Article 18: Other Special Provisions

18.1 The contact address specified in this contract can be used as the address for serving notices or other documents issued by the people’s court or relevant judicial institutions in the event of a dispute arising from this contract. The service of any document to this address, regardless of the method used, shall be deemed as having been received by Party B.

18.2 If the contact person confirmed by Party B leaves their position, Party A and the judicial authority with jurisdiction in the event of a dispute may send relevant documents to the mobile phone number retained by Party B’s legal representative in the industrial and commercial registration through electronic means such as telephone, MMS, or WeChat, and such delivery shall be deemed as the legal delivery of the aforementioned documents.

18.3 Given that Party B enjoys a rent reduction policy, the payment date for the rent assessed in this contract shall be determined based on the written payment reminder sent by Party A to Party B after assessing the rent owed by Party B. If Party B fails to make payment after receiving the payment reminder from Party A, a penalty shall be imposed on Party B according to the standard stipulated in Article 14.6 of this contract as a punishment for breach of contract.

18.4 After signing the agreement with Party A, Party B shall enjoy the right to use the public facilities in the innovation center, including 10 free uses of the conference room per year and 2 free uses of the roadshow hall per year. Party B needs to make an advance reservation with Party A before using these facilities, subject to Party A’s final scheduling. For any additional uses, Party B shall pay a usage fee according to the standards for enterprises in the park.

18.5 Given that Party B is a Hong Kong-funded enterprise, and considering the limited binding effect of this contract on Party B under the current judicial system, both parties have agreed through consultation that Party B shall provide a guarantee for the performance of this contract:

The guarantee shall be in the form of joint and several liability, and the guarantee period shall be two years from the expiration date of the debt involved in this agreement. The guarantors are:

The legal representative of Party B, affiliated companies Hainan REIT Mingde Investment Holding Co., Ltd., Hainan Yile Car Networking Technology Research Institute Co., Ltd., and Hainan Fangyuyuan United Logistics Co., Ltd. These three companies shall provide their respective shareholders’ resolutions to approve the provision of guarantees for the possible debts involved in this agreement.

18.6 Party A shall maintain confidentiality with respect to the information provided by Party B under clause 4.4.4 of this contract, including: 1) monthly (or quarterly) “tax return forms” and “tax payment receipts” for each employee; 2) quarterly corporate income tax prepayment returns, annual corporate income tax finalization and payment returns, etc. Without the consent of Party B, Party A shall not disclose such information to any third party other than government review departments, project application agencies, financial audit institutions, or Party A’s headquarters.

Attachments:

Attachment 1: Security Responsibility Agreement

Attachment 2: Fire Safety Management Responsibility Agreement

Attachment 3: Copy of Business License of Party A

Attachment 4: Business License of Party B’s Enterprise

Attachment 5: ID Card of Party B’s Legal Representative

(No further text below)

Party A (Stamp): Hainan Zhongguancun Information Valley Technology Service Co., Ltd.

[Company Stamp Affixed Here]

Legal Representative/Authorized Representative (Signature): /s/ Xiangpu Du

Party B (Stamp): REIT Technology Development Co., Ltd.

[Company Stamp Affixed Here]

Legal Representative/Authorized Representative (Signature): /s/ Xuanyu Li

Signing Date: